Filed Pursuant to Rule 433
Registration Statement No. 333-139693
December 3, 2007

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

TERM SHEET
$93,976,848
(APPROXIMATE OFFERED, SUBJECT TO CHANGE (5))
LEHMAN MORTGAGE TRUST, SERIES 2007-10

Class	Collateral Group(s)	Initial Approximate Size ($)	Coupon (1)	Security Description	WAL To Maturity (yrs) (2)	Principal Payment to Maturity Window (2)	Expected Initial Credit Support (3)	Interest Accrual Convention	Legal Final Maturity	Expected Ratings (3)
1-A(4)	1,2(7)	97,189,248	6.000%	Senior	N/A	N/A	N/A	N/A	N/A	AAA
2-A(4)	2	53,500,000	6.500%	Senior	N/A	N/A	N/A	N/A	N/A	AAA
3-A1	2,3(8)	93,976,848	5.5225%	Super Senior, PT	5.69	Dec07-Nov37	[6.50]%	30/360	12/2037	AAA
3-A2(4)	2,3(9)	93,976,848(6)	1.4775%	Senior, Interest Only	N/A	N/A	N/A	N/A	N/A	AAA
3-A3(4)	2,3(10)	3,266,574	7.000%	Senior Support, PT	N/A	N/A	N/A	N/A	N/A	AAA
AP(4)	PO	229,091	0.000%	Senior, Principal-Only	N/A	N/A	N/A	N/A	N/A	AAA
AX(4)	3	2,298,821	6.000%	Senior, Interest-Only	N/A	N/A	N/A	N/A	N/A	AAA
SUBS (4)	1,2,3	8,328,487	WAC	Subordinated, PT	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The Class Coupons are described under “Interest Rates” on page 5. Assumes one-month LIBOR of 4.8725%.
(2)	Prepayments were run at 300% PSA per annum. Assumes bonds pay on the 25th of every month beginning in December 2007.
(3)	It is expected that two out of four of S&P, Moody’s, Fitch and DBRS will rate all of the senior certificates. Loss Coverage is subject to change based on rating agency feedback.
(4)	Non-offered classes.
(5)	Aggregate collateral balance is subject to change, which may affect final tranche sizing as well as the proportion of the Class 3-A1 Certificates to the collateral balance.
(6)	Initial notional amount. The class notional balance of the Class 3-A2 will be 100% of the class principal amount of the Class 3-A1.
(7)	The Class 1-A Certificates will consist of two components: Component 1-A(1) related to Collateral Group 1 and Component 1-A(2) related to Collateral Group 2
(8)	The Class 3-A1 Certificates will consist of two components: Component 3-A1(2) related to Collateral Group 2 and Component 3-A1(3) related to Collateral Group 3.
(9)	The Class 3-A2 Certificates will consist of two components: Component 3-A2(2) related to Collateral Group 2 and Component 3-A2(3) related to Collateral Group 3.
(10)	The Class 3-A3 Certificates will consist of two components: Component 3-A3(2) related to Collateral Group 2 and Component 3-A3(3) related to Collateral Group 3.

ALL COLLATERAL STATISTICS DESCRIBED HEREIN ARE BASED ON THE SCHEDULED COLLATERAL BALANCES AS OF NOVEMBER 2007 UNLESS OTHERWISE INDICATED.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain a copy of the prospectus for free by visiting the web site at http://www.lehman.com/pub/sasco. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519. In addition, the following website hypertext link http://www.lehman.com/pub/mbs will direct you to the term sheet supplement of various mortgage-backed securities offered by Lehman Brothers.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the securities, supersedes information contained in any prior similar materials relating to these securities. This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, asset-backed securities and the asset pools backing them are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated) at any time prior to issuance. As a result, you may commit to purchase securities with characteristics that may change materially, and all or a portion of the securities may not be issued with material characteristics described in these materials. Our obligation to sell securities to you is conditioned on those securities having the material characteristics described in these materials. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities you committed to purchase, and there will be no liability between us as a consequence of the non-delivery. However, unless the class of securities you committed to purchase has been eliminated, we will provide you with revised offering materials and offer you an opportunity to purchase that class, as described in the revised offering materials.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear with this communication to which this free writing prospectus is attached relating to:

(1)	these materials not constituting an offer (or a solicitation of an offer),
(2)	no representation that these materials are accurate or complete and may not be updated, or
(3)	these materials possibly being confidential,

are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Deal Overview:

•	The collateral is comprised of one pool of fixed rate, first lien, fully amortizing and balloon mortgage loans separated into three Collateral Groups.

•	Class AP is a Principal-Only Certificate. It will receive no payments of interest.

•	Class AX is an Interest-Only Certificate. It will receive no payments of principal.

•	The trust will issue multiple classes of certificates, of which only the Class 3-A1 Certificates (the “Offered Certificates”) will be offered publicly by this term sheet.

•
The trust will issue subordinate certificates. The Non-AP Percentage of Realized Losses (other than Excess Losses) will be applied to the subordinate certificates until their principal balances are reduced to zero. Once the subordinate classes are reduced to zero, the Non-AP Percentage of Realized Losses (other than Excess Losses) will be applied to the Senior Certificates (other than the Class AP Certificates) on a pro-rata basis. Excess Losses will be borne by all classes of certificates on a pro-rata basis.

•	The AP Percentage of Realized Losses will be allocated to the Class AP.

•
As more fully described in the term sheet supplement, under certain limited circumstances, payments on the mortgage loans in one mortgage pool may be distributed to holders of certain senior certificates corresponding to another mortgage pool (or pools) as described in the related prospectus supplement. The Subordinate Certificates will be crossed among several groups.

•	Aurora Loan Services, as Master Servicer, maintains a 10% Optional Termination (calculated on an aggregate mortgage loan basis).

•
It is expected that, as of the Cut-off Date, approximately 50% (subject to a variance of +/- 10%) of the mortgage loans were originated by American Home Mortgage Corp. (“American Home”). On August 6, 2007, the parent company of American Home filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. Lehman Brothers Holdings Inc., as seller, will repurchase any mortgage loans originated by American Home in the event of breaches of representations and warranties with respect to such mortgage loans.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Terms of the Offering:

Cut-off Date:	November 1, 2007

Closing Date:	November 30, 2007

Settlement Date:	November 30, 2007

Distribution Dates:	25th of each month, commencing in December 2007

Collection Period:	The calendar month preceding the current Distribution Date

Issuer:	Lehman Mortgage Trust 2007-10

Depositor:	Structured Asset Securities Corporation (“SASCO”)

Underwriter:	Lehman Brothers Inc.

Master Servicer:	Aurora Loan Services LLC

Servicing Fee:	Generally [0.25]% per annum

Trustee:	[TBD].

Rating Agencies:	It is expected that two out of four of S&P, Moody’s, Fitch and DBRS will rate all of the senior certificates.

Day Count:	30/360

Delay Days:	0 day delay for the Offered Certificates.

Interest Accrual Period:	For the Offered Certificates, the period from and including the 25th day of the immediately preceding month to and including the 24th day of the current month, based on a 30 day month.

LIBOR Determination Date:	For the Offered Certificates, the second LIBOR Business Day preceding the commencement of each Accrual Period other than the first Accrual Period.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Terms of the Offering (cont.):

Accrued Interest:	For the Offered Certificates, 5 days of accrued interest.

Registration:	Book-entry form through DTC.

Tax Status:	REMIC for Federal income tax purposes.

Pricing Prepayment
Assumption: 300% of the PSA Prepayment Assumption. The 100% PSA Prepayment Assumption assumes a constant prepayment rate of 0.2% per annum of the outstanding principal balance of the mortgage loans in the first month of the life of such mortgage loans and additionally approximately 0.2% per annum in each month thereafter until the 30th month; beginning in the 30th month and in each month thereafter during the life of such mortgage loans, a constant prepayment rate of 6% per annum is used.

SMMEA Eligibility:	The Class 3-A1 Certificates will be SMMEA eligible.

ERISA Eligibility:
The Class 3-A1 Certificates are expected to be eligible for purchase by or with assets of employee benefit plans and other plans and arrangements that are subject to Title I of ERISA or Section 4975 of the Code. Prospective investors should review with legal advisors as to whether the purchase and holding of the Certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, Section 4975 of the Code or similar laws.

Due Period:
The “Due Period” related to each Distribution Date starts on the second day of the month preceding the month in which such Distribution Date occurs and ends on the first day of the month in which such Distribution Date occurs.

Interest Rates:	Class 1-A is a senior certificate. Class 1A Certificates will accrue interest at a per annum rate of 6.000%

Class 2-A is a senior certificate. Class 2A2 Certificates will accrue interest at a per annum rate of 6.500%

Class 3-A1 is a super senior certificate. Class 3-A1 Certificates will accrue interest at a per annum rate of one-month LIBOR + 0.65%, subject to a maximum rate of 7.00% and a minimum rate of 0.65%
Class 3-A2 is a senior, interest-only certificate. Class 3-A2 Certificates will accrue interest at a per annum rate of 6.35% - one-month LIBOR, subject to a maximum rate of 6.35% and a minimum rate of 0.00%.

Class 3-A3 is a senior support certificate. Class 3-A3 Certificates will accrue interest at a per annum rate of 7.000%.

Class AX is an interest-only certificate. Class AX Certificates will accrue interest at a per annum rate of 6.000%.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Class AP is a principal-only certificate. Class AP Certificates will not be entitled to payments of interest.

The subordinate certificates will accrue interest at an annual rate equal to the weighted average of the Strip Rates applicable to Collateral Group 1, Collateral Group 2 and Collateral Group 3, weighted on the basis of the group subordinate amounts thereof.

Terms of the Offering - Credit Enhancement:

Credit Enhancement:	Senior-subordinate, shifting interest structure. The initial credit enhancement for the senior certificates will consist of the subordination of the subordinate certificates (initially [3.25]%*).

*subject to change based on rating agency feedback. Priority of payment and order of loss allocation are further described on page 8.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Terms of the Offering - Distribution of Principal:

Shifting Interest Structure with 5 year lockout

Distribution Dates (months)	Prepayment Shift Percentage
1 - 60	100%
61 - 72	70%
73 - 84	60%
85 - 96	40%
97 - 108	20%
109+	0%

Senior Percentage:
For each Collateral Group other than the Collateral Group PO, on any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the sum of the class or component principal amounts of each related class or component of senior certificates (excluding the Class AP certificates) and the denominator of which is the related Non-AP Collateral Balance for the immediately preceding Distribution Date.

The Class 1-A Certificates will consist of the Component 1-A(1) of approximately $[66,169,813] and Component 1-A(2) of approximately $[31,019,434].

The Class 3-A1, Class 3-A2 and Class 3-A3 Certificates, in the aggregate, will consist of the Component 3-A(2) of approximately $[31,019,434] and Component 3-A(3) of approximately $[66,223,989].

Subordinate Percentage:	For each Collateral Group other than the Collateral Group PO, on any Distribution Date, one minus the related Senior Percentage for that group for such date.

Senior Prepayment Percentage:
For each Collateral Group other than the Collateral Group PO, on any Distribution Date, the sum of (1) the related Senior Percentage and (2) the product of (a) the related Prepayment Shift Percentage for that Distribution Date multiplied by (b) the related Subordinate Percentage for that Distribution Date.

Subordinate Prepayment Percentage:	For each Collateral Group other than the Collateral Group PO, on any Distribution Date, one minus the related Senior Prepayment Percentage for that group for such date.

Strip Rate:	For Collateral Group 1, 6.00%, for Collateral Group 2, 6.50%, for Collateral Group 3, 7.00% and for Collateral Group PO, 0.00%.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Terms of the Offering - Distribution of Principal (continued):

Discount Loan:	A loan with a net mortgage rate less than 6.00%.

Non-Discount Loan:	A loan with a net mortgage rate greater than or equal to 6.00%.

AP Percentage:
For any Discount Loan, the percentage equivalent of a fraction, the numerator of which 6.00% minus the net mortgage rate for such Discount Loan and the denominator of which is 6.00%. For any Non-Discount Loan, 0%.

Non-AP Percentage:	For any Discount Loan, 100% minus its AP Percentage. For any Non-Discount Loan, 100%.

Non-AP Collateral Balance:	On any Distribution Date, the sum of the Non-AP Percentage of the principal amount of each mortgage loan.

AP Principal Distribution Amount:
For Collateral Group PO, on any Distribution Date, the sum of (1) the Applicable Fraction of scheduled principal collections of each related loan, (2) the Applicable Fraction of unscheduled principal collections of each related loan, (3) the Applicable Fraction of the net liquidation proceeds of each related loan, and (4) any amounts described in clauses (1) through (3) remaining unpaid from any previous Distribution Date.

Senior Principal Distribution Amount:

For each Collateral Group (other than Collateral Group PO), on any Distribution Date, the sum of (1) the product of (a) the related Senior Percentage and (b) the sum of the Applicable Fraction of scheduled principal collections of each related loan or portion thereof, (2) the product of (a) the related Senior Prepayment Percentage and (b) the sum of the Applicable Fraction of unscheduled principal collections of each related loan or portion thereof, (3) the lesser of (a) the Applicable Fraction of the net liquidation proceeds and (b) the product of the related Senior Prepayment Percentage and the remaining Scheduled Principal Balances of the mortgage loan at the time of liquidation of each related loan, and (4) any amounts described in clauses (1) through (3) remaining unpaid from any previous Distribution Date.

Subordinate Principal Distribution Amount:

For each Collateral Group (other than Collateral Group PO), on any Distribution Date, the sum of (1) the product of (a) the related Subordinate Percentage and (b) the sum of the Applicable Fraction of scheduled principal collections of each related loan or portion thereof, (2) the product of (a) the related Subordinate Prepayment Percentage and (b) the sum of the Applicable Fraction of unscheduled principal collections of each related loan or portion thereof, (3) liquidation proceeds to the extent not distributed pursuant to subsection (3) of the definition of Senior Principal Distribution Amount, and (4) any amounts described in clauses (1) through (3) remaining unpaid from any previous Distribution Date.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Principal Paydown Rules:

I. Pay AP Principal Distirbution Amouns as follows:

•	Allocate AP Principal Distribution Amount from Collateral Group PO to Class AP Certificates until reduced to zero.

II. Pay Senior Principal Distribution Amount as follows:

•	From amounts in Collateral Group 1 and Collateral Group 2, in accordance with its related components, to the Class 1-A Certificates, until reduced to zero.

•	From amounts in Collateral Group 2, to the Class 2-A Certificates, until reduced to zero.

•
From amounts in Collateral Group 2, in accordance with its related components, and Collateral Group 3, to the Class 3-A1 and Class 3-A3 Certificates, pro rata based on their respective class principal amounts, until reduced to zero.

II. Pay Subordinate Principal Distribution Amount as follows*:
*Subject to credit support tests

To the Subordinate Certificates until reduced to zero.

Allocation of Realized Losses

The “Applicable Fraction” of amounts representing certain losses on the mortgage loans in each collateral group will be applied to reduce the principal amount of the class of the related Subordinate Certificates that is lowest in seniority by the amount of these losses until such principal amount of the class has been reduced to zero. If the subordination is insufficient to absorb losses, then such additional losses will reduce the principal amounts of the senior certificates related to such collateral group, proportionally, on the basis of their respective principal amounts, provided however, that any amounts allocable to the Class 3-A1 Certificates will instead be allocated to the Class 3-A3 Certificates until such class has been reduced to zero.

With respect to the Class 1-A Certificates, losses from Collateral Groups 1 and 2 will be allocated in accordance with its related components. With respect to the Class 3-A1, Class 3-A2, Class 3-A3 Certificates, losses from Collateral Groups 2 and 3 will be allocated in accordance with their respective components.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Available Information

This document summarizes selected information and may not contain all of the information that you need to consider in making your investment decision. Disclosure Documents are available on Lehman Brothers’ web site http://www.lehman.com/pub/sasco

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Class 3-A1 Discount Margin (To Maturity):

Assumes One-Month LIBOR is 4.8725%.

	100% PSA	200% PSA	300% PSA	400% PSA	500% PSA
100-00*	65	65	65	65	65
WAL (yr)	11.92	7.81	5.69	4.47	3.69
First Prin Pay	Dec07	Dec07	Dec07	Dec07	Dec07
Last Prin Pay	Nov37	Nov37	Nov37	Nov37	Nov37

*Price does not include accrued interest

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Collateral Stipulations (Subject to Change)

Collateral for Class 3-A1

Interest Rate Range	6.25% - 9.5%

Gross WAC	7.000%	(+/- 25 Bps)

Original WAM	360

Current WAM	357	(+/- 2 Months)

WA Orig. LTV %	72%	(+/- 5%)

WA Orig. FICO	750	(+/- 10)

California %	41%	(MAX 50%)

Max Avg. Loan Size	$700,000

Cash-Out Refinance %	27%	(+/- 20%)

Primary Residence %	99%	(MIN 95%%)

Interest Only %	39%	(MAX 50%)

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Collateral Stipulations (Subject to Change)

Aggregate Collateral

Interest Rate Range	4.5% - 9.5%

Gross WAC	6.785%	(+/- 25 Bps)

Original WAM	360

Current WAM	357	(+/- 2 Months)

WA Orig. LTV %	72%	(+/- 5%)

WA Orig. FICO	750	(+/- 10)

California %	36%	(MAX 50%)

Max Avg. Loan Size	$700,000

Cash-Out Refinance %	20%	(+/- 20%)

Primary Residence %	99%	(MIN 95%)

Interest Only %	33%	(MAX 50%)

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.